                           Exhibit 4
                           ---------

                 AMENDMENT TO ENTERPRISE BANK
              SECOND INCENTIVE STOCK OPTION PLAN

On March 18, 1998 the board approved an amendment to the Second Incentive Stock Option Plan of Enterbank Holdings, Inc. Paragraph 4.3, Section 4 to read as follows:

            "In the event of `change of control' of the Company, as such term is defined under the regulations of the Securities and Exchange Commission, all shares of Common Stock which may be purchased pursuant to an Option shall be deemed fully vested and available for purchase."





                                    19